Exhibit 10.1
OPERATIONS TRANSFER AGREEMENT
     This OPERATIONS TRANSFER AGREEMENT (“Agreement”), is entered into effective as of July 20, 2007, by and among DIVERSICARE TREEMONT, LLC, a Delaware limited liability company (“Diversicare Treemont”), DIVERSICARE DOCTORS, LLC, a Delaware limited liability company (“Diversicare Doctors”), DIVERSICARE ESTATES, LLC, a Delaware limited liability company (“Diversicare Estates”), DIVERSICARE KATY, LLC, a Delaware limited liability company (“Diversicare Katy”), DIVERSICARE HUMBLE, LLC, a Delaware limited liability company (“Diversicare Humble”), DIVERSICARE NORMANDY TERRACE, LLC, a Delaware limited liability company (“Diversicare Normandy”), and DIVERSICARE BALLINGER, LLC, a Delaware limited liability company (“Diversicare Ballinger”) (each of the forgoing are individually a “New Operator” and collectively the “New Operators”), DIVERSICARE TEXAS I, LLC, a Delaware limited liability company (“Diversicare Texas”) (Diversicare Texas and the New Operators are collectively the “Diversicare Parties”), and SENIOR MANAGEMENT SERVICES OF AMERICA NORTH TEXAS, INC., a Texas corporation (“SMS North Texas”), SENIOR MANAGEMENT SERVICES OF ESTATES AT FORT WORTH, INC., a Texas corporation (“SMS Estates”), SENIOR MANAGEMENT SERVICES OF DOCTORS AT DALLAS, INC., a Texas corporation (“SMS Doctors”), SENIOR MANAGEMENT SERVICES OF HUMBLE, INC., a Texas corporation (“SMS Humble”), SENIOR MANAGEMENT SERVICES OF KATY, INC., a Texas corporation (“SMS Katy”), SENIOR MANAGEMENT SERVICES OF TREEMONT, INC., a Texas corporation (“SMS Treemont”), SENIOR MANAGEMENT SERVICES OF HERITAGE OAKS AT BALLINGER, INC., a Texas corporation (“SMS Heritage Oaks”), and SENIOR MANAGEMENT SERVICES OF NORMANDY AT SAN ANTONIO, INC., a Texas corporation (“SMS Normandy”) (SMS Estates, SMS Doctors, SMS Humble, SMS Katy, SMS Treemont, SMS Heritage Oaks and SMS Normandy are each individually a “Transferor” and collectively the “Transferors”) (SMS North Texas and the Transferors are collectively the “SMS Parties”). This Agreement shall be deemed a separate and distinct agreement by and between each SMS Party and its corresponding Diversicare Party.
RECITALS
     A. Transferors currently operate seven (7) skilled nursing facilities as follows: SMS Treemont operates Treemont Nursing and Rehabilitation Center, 5550 Harvest Hill Road, Suite 500, Dallas, Texas (the “Treemont Facility”); SMS Doctors operates Doctors Healthcare Center, 9009 White Rock Trail, Dallas, Texas (the “Doctors Facility”); SMS Estates operates Estates Healthcare Center, 201 Sycamore School Road, Fort Worth, Texas (the “Estates Facility”); SMS Katy operates Oakmont Nursing and Rehabilitation Center of Katy, 1525 Tull Drive, Katy, Texas (the “Katy Facility”); SMS Humble operates Oakmont Nursing and Rehabilitation Center of Humble, 8450 Will Clayton Parkway, Humble, Texas (the “Humble Facility”); SMS Normandy operates Normandy Terrace Nursing and Rehabilitation Center, 841 Rice Road, San Antonio, Texas (the “Normandy Terrace Facility”); and SMS Heritage Oaks operates Heritage Oaks Nursing and Rehabilitation Center, 2001 6th Street, Ballinger, Texas (the “Heritage Oaks Facility”) (each of the foregoing is individually a “Facility” and collectively the “Facilities”).

     B. Each respective Transferor is also the employer of each Facility’s employees (the “Employees”).
     C. SMS North Texas leases all of the Facilities from OHI Asset (TX), LLC (“Omega”) pursuant to a Consolidated Master Lease dated as of June 1, 2005 (the “Omega Lease”).
     D. Each Transferor subleases its respective Facility from SMS North Texas pursuant to a Sublease dated April 30, 2004 (each herein a “Sublease” and collectively the “Subleases”).
     E. On January 17, 2007, the SMS Parties filed a voluntary petition for relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).
     F. Pursuant to that certain First Amended Chapter 11 Plan Proposed by the Debtors, dated May 17, 2007 (the “Plan”), SMS North Texas and the Transferors propose to transfer operations of the Facilities and sell or assign certain assets associated therewith to Diversicare Texas and the New Operators. Capitalized terms used but not defined herein have the meanings assigned to them in the Plan or Appendix 1 to the First Amended Disclosure Statement in Support of Chapter 11 Plan Proposed by the Debtors, dated June 17, 2007 (as amended, modified or restated, the “Disclosure Statement”).
     G. The transfer of (i) the Omega Lease to Diversicare Texas and (ii) the operations of the Facilities from the Transferors to the New Operators shall be effective as of 12:01 a.m. local time on the day immediately following the date of the Closing (as defined in Section 4.1) (the “Transfer Date”).
     H. Diversicare Texas, SMS North Texas, Transferors and New Operators desire to enter into this Agreement in order to assign the Omega Lease from SMS North Texas to Diversicare Texas and facilitate, effective as of the Transfer Date, the orderly transition of each Facility’s operations, and the sale of certain assets, from Transferors to New Operators.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that:
SECTION 1
PURCHASE AND SALE OF BUSINESS OPERATION
     1.1 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration for (i) the assignment to Diversicare Texas of the Omega Lease and Subleases and (ii) the transfer to each New Operator of the Acquired Assets (as defined below) and any and all business activities of each Transferor associated with such Transferor’s operation of its respective Facility (individually a “Business” and collectively the “Businesses”), the Diversicare Parties will pay to the SMS Parties the following:

          (a) Base Purchase Price. At Closing, the Diversicare Parties will pay the following amounts to the SMS Parties (collectively, the “Base Purchase Price”):
               (i) $8,500,00.00; and
               (ii) plus $70,000.00 as the parties’ agreed-upon value of the usable inventory (at cost) located in the Facilities on the Closing Date (as defined below).
          (b) Additional Purchase Price. In addition to the Base Purchase Price, at Closing the Diversicare Parties will assume and agree to pay to the applicable third party or otherwise perform the following obligations of the SMS Parties as additional consideration for the Acquired Assets (herein, the “Additional Purchase Price”):
               (i) the obligation of SMS North Texas to provide a Security Deposit in the amount of $826,875 pursuant to Section 38.1 of the Omega Lease;
               (ii) the sum of up to $108,837.32 to pay the unpaid balances owing on the vehicles listed on Schedule 1.3(b), but excluding any vehicles not used at the Facilities;
               (iii) the 2007 real and personal property taxes related to the Facilities;
               (iv) an amount sufficient to assume the paid time off liabilities for the Retained Employees (as defined in Section 3.4 below) identified on Schedule 1.1(b)(iv) to be attached hereto by the parties at Closing; and
               (v) the cure amounts for the Assumed Contracts listed on Schedule 1.1(b)(v); provided, however, that except as provided in Section 1.1(b)(i) above, all cure amounts required to assume and assign the Omega Lease shall be paid at Closing by the SMS Parties.
     The Base Purchase Price and the Additional Purchase Price are collectively, the “Purchase Price”. The Base Purchase Price shall be payable at Closing in immediately available funds by wire transfer to the account designated in writing by the SMS Parties. The parties agree to reasonably allocate the Purchase Price among the various components of the Acquired Assets.
     1.2 Deposit. Simultaneously with the execution and delivery of this Agreement to the SMS Parties (but in any event no later than July 20, 2007), the Diversicare Parties shall submit a cashier’s check in the amount of $250,000.00 (the “Deposit”) payable to Senior Management Services of Treemont, Inc. The Deposit shall be held by the SMS Parties until Closing or until such amount is returned in accordance with the provisions of this Agreement or the Bid Procedures set forth in the Disclosure Statement. If the Diversicare Parties are the Purchaser, the Deposit shall be applied against, and the Base Purchase Price reduced by, such amount.
     1.3 Acquired Assets. On the Transfer Date (as defined in Section 4.2 below) and subject to the terms and conditions of this Agreement, (i) Diversicare Texas will purchase and acquire from SMS North Texas, and SMS North Texas shall transfer, assign and convey to Diversicare Texas, all of SMS North Texas’s right, title and interest as tenant under the Omega Lease and as sublessor under the Sublease, and (ii) each New Operator will purchase and acquire from Transferor, and Transferor will sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered, to New Operator, free and clear of all liens, claims, encumbrances and interests, all right, title and interest in, to and under all of the assets, property, rights, licenses and business, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by each Transferor as the same will exist on the Closing Date (collectively, the “Acquired Assets”), including, all right, title and interest of each Transferor in, to, and under the following assets:
          (a) Equipment. All the furnishings, furniture, supplies, tools, equipment, and other tangible personal property of every kind and description owned or used by any Transferor in operating its Facility, including that equipment listed on Schedule 1.3(a), (collectively, the “Equipment”). The SMS Parties represent and warrant that, to the SMS Parties’ knowledge, all of the Equipment is owned by the respective Transferors and none is subject to any equipment lease except as expressly noted on Schedule 1.3(a).
          (b) Vehicles. All vehicles listed on Schedule 1.3(b), all of which shall be owned (and not leased) by a Transferor or an affiliate thereof immediately prior to Closing. To the extent vehicles listed on Schedule 1.3(b) are owned by Serenity Management Services, Inc., such vehicles shall be deemed to be acquired by the New Operators of the Facilities where such vehicles are located.
          (c) Inventory. All inventory and supplies, including perishables and expendables owned or used by any Transferor in the operation of its Facility, whether or not carried on the Books and Records (the “Inventory”).
          (d) Intellectual Property. All (i) trademarks, service marks, copyrights, and all applications and registrations therefore, and any trade, registered, or assumed names, including the names “Treemont Nursing and Rehabilitation Center”, “Doctors Healthcare Center”, “Estates Healthcare Center”, “Oakmont Nursing and Rehabilitation Center of Katy”, “Oakmont Nursing and Rehabilitation Center of Humble”, “Normandy Terrace Nursing and Rehabilitation Center”, and “Heritage Oaks Nursing and Rehabilitation Center”, any and all derivatives thereof, (ii) any Internet website domain names; (iii) trade secrets, know how, methods and other intellectual property rights and intangible property; (iv) software and computer programs; and (v) any other confidential or proprietary information relating to the Business (collectively, the “Intellectual Property”).
          (e) Omega Lease. All rights under the Omega Lease and all subleases executed in connection therewith and such other rights and obligations as set forth in greater detail in the Assumption and Assignment of Leasehold Interests, to be executed and delivered at Closing (the “Lease Assignment”).
          (f) Contract Rights. All rights under the executory contracts and unexpired leases (collectively, the “Assumed Contracts”) listed on Schedule 1.3(f). No obligation under any contract or lease is expressly or impliedly assumed except to the extent it is specifically listed on Schedule 1.3(f). The Diversicare Parties may amend Schedule 1.3(f) to remove contracts or leases at any time before Closing by written notice to the SMS Parties.

          (g) Permits, Etc. Each Transferor’s transferable federal, state and local permits, authorizations, franchises, licenses, registrations, qualifications, consents, approvals, waivers and all agency listings owned or used by Transferor in the operation of its Facility (collectively, the “Permits”), but expressly excluding any Permits designated as excluded from the Acquired Assets.
          (h) Books, Records and Information. All confidential information, files, manuals, information, records (including financial, personnel, payroll and patient records), billing records, data, databases, plans, books, ledgers, business plans, projections, documents, lists, and any other recorded knowledge (whether in hard or electronic copy) pertaining to the Acquired Assets and/or to the Business, including without limitation all employment files, medical records with respect to Residents of its Facility, cost reports, surveys with plans of correction, copies of historical financial records, electronic files, and any other operational data solely related to the operation of and located at such Facility as authorized, and to the extent permissible, by applicable law (collectively, “Books and Records”), other than the SMS Parties’ tax filings and related records and any books and records which Transferor is required by law to retain.
          (i) Unlisted Assets. All other assets and Facilities not specifically identified in this Section 1.3 that are used in conducting the Business or owned by any SMS Party and not specifically excluded under the terms of this Agreement.
     1.4 Excluded Assets. Notwithstanding Section 1.3 above, the assets of the SMS Parties identified in this Section 1.4 (the “Excluded Assets”) are not included in the Acquired Assets and will not be sold or transferred to the Diversicare Parties hereunder.
          (a) Receivables. All notes receivable, accounts receivable, cost report settlements receivable and other receivables or amounts of any kind that are payable or due any SMS Party and any and all rights of any SMS Party which secure or guarantee payment of same, subject to the transfer and settlement process set forth in Section 3.5 below.
          (b) Cash and Security; Deposits. All of SMS Parties’ cash and cash equivalents, petty cash, security and utility deposits and prepaid expenses, wherever located, including, without limitation, any amounts currently held by Omega as a Security Deposit pursuant to Section 38.1 of the Omega Lease.
          (c) Contracts. Any executory contracts and unexpired leases not included in the Assumed Contracts (herein the “Excluded Contracts”).
          (d) Organizational Records. Each SMS Party’s tax returns and other records having to do with the organization of such SMS Party.
          (e) Excluded Permits. The Transferor’s Medicaid provider numbers and related provider agreements.
          (f) Claims, Etc. To the extent such rights existed prior to the Transfer Date, all of SMS Parties’ setoff and recoupment rights against third parties that assert claims against the SMS Parties’ estates, to the extent the SMS Parties elect to assert such rights.

          (g) Rights under this Agreement. The rights which accrue or will accrue to the SMS Parties under this Agreement.
          (h) Causes of Action. Causes of action that arise in favor of the SMS Parties on and prior to the Transfer Date, including those causes of action arising under §§ 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code.
     1.5 Excluded Liabilities. Except as expressly provided in this Agreement, the Diversicare Parties shall not assume any claims, lawsuits, liabilities, obligations, or debts of the SMS Parties or any other person (“Excluded Liabilities”), including without limitation: (a) malpractice or other tort claims to the extent based on acts or omissions of any SMS Party occurring on or before the Transfer Date, or claims for breach of contract to the extent based on acts or omissions of any SMS Party occurring on or before the Transfer Date; (b) any accounts payable, taxes, or other obligation or liability of any SMS Party to pay money incurred by SMS Party on or prior to the Transfer Date, including without limitation all Medicaid, Medicare, Veterans Administration and other overpayments, if any, relating to periods prior to the Transfer Date; (c) any claims, lawsuits, liabilities or obligations regarding the Resident funds (as set forth in Section 3.2) occurring or related to occurrences prior to the Transfer Date; (d) all costs or obligations required to cure any defaults under the Omega Lease other than the security deposit obligation expressly assumed under Section 1.1(b)(i) above; and (e) any other obligations or liabilities incurred by any SMS Party prior to the Transfer Date, subject to the obligations of the New Operators under any Assumed Contracts.
SECTION 2
DELIVERIES UPON CLOSING DATE
     2.1 SMS Parties’ Deliveries Upon Closing Date. The SMS Parties shall deliver the following to the applicable Diversicare Party on the Closing Date (as defined in Section 4.1 below):
          (a) The accounting of Resident funds required by Section 3.2 hereof.
          (b) The Confirmation Order (as defined in Section 9.4(a) below), the Cure Amount Order and evidence of compliance with Section 2.4(d) below.
          (c) Duly executed Bills of Sale with respect to the Acquired Assets, Assignment and Assumption Agreements with respect to the Assumed Contracts, the Lease Assignment, and Certificates of Title covering the vehicles identified on Schedule 1.3(b), each sufficient to convey title to the Acquired Assets, free and clear of all liens, in form and substance acceptable to the New Operators.
          (d) A closing statement (the “Closing Statement”) setting forth the calculation of the Base Purchase Price, the then known prorations set forth in Sections 2.3 and 3.6, the Resident fund accounting set forth in Section 3.2 and any Base Purchase Price adjustments pursuant to Section 3.4(b), subject to adjustment pursuant to Section 3.8.
          (e) The Collection Services Agreement in mutually acceptable form setting forth the parties agreements with respect to billing and collection services to be provided by

Diversicare Management Services Co., an affiliate of the Diversicare Parties, after the Transfer Date.
          (f) All documents required to evidence the Post Confirmation Credit Facility to be provided by Diversicare Leasing Corp. to the Liquidating Trust in the original principal amount of up to $2,200,000.00.
          (g) Possession of the Acquired Assets.
     2.2 Diversicare Parties’ Deliveries Upon Closing. The Diversicare Parties shall deliver to the SMS Parties at the Closing:
          (a) The payment in immediately available funds of the Base Purchase Price subject to any adjustment set forth on the Closing Statement. The Diversicare Parties and the SMS Parties agree that the Deposit will be applied to the payment of the Base Purchase Price and so reflected on the closing statement.
          (b) The Collection Services Agreement in mutually acceptable form setting forth the parties agreements with respect to billing and collection services to be provided by Diversicare Management Services Co., an affiliate of the Diversicare Parties, after the Transfer Date.
          (c) All documents required to evidence the Post Confirmation Credit Facility to be provided by Diversicare Leasing Corp. to the Liquidating Trust in the original principal amount of up to $2,200,000.00.
          (d) All other documents and agreements necessary to consummate the transactions described herein.
     2.3 Prorations. Utilities that are the responsibility of the SMS Parties shall be metered as of the date of Closing, with the SMS Parties responsible for accrued utility expenses so determined and the Diversicare Parties responsible for utility expenses accruing from and after the date of Closing as well as the transfer of service to the Diversicare Parties’ account as of the date of the Closing. If any statement or invoice necessary to make the foregoing determination has not yet been received and the amount due thereunder is not otherwise ascertainable, then proration and payment therefor will be deferred and addressed pursuant to Section 3.8 of this Agreement.
     2.4 Conditions to the Diversicare Parties’ Obligation to Close. The obligations of the Diversicare Parties under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of all the following conditions, compliance with which, or the occurrence of which, may be waived in writing, in whole or in part, by the Diversicare Parties:
          (a) Representations, Warranties and Covenants.
               (i) Continued Accuracy of Representations and Warranties. All representations and warranties of the SMS Parties contained in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date.
               (ii) Performance of Agreements. The SMS Parties will have performed and satisfied all covenants and conditions in all material respects required by this Agreement to be performed or satisfied by it on or prior to the Closing Date.
          (b) Confirmation Order. The Bankruptcy Court will have entered either (i) the Confirmation Order (as defined in Section 9.4(a)), which will not have been stayed, modified, reversed or amended in any manner adverse to the Diversicare Parties, and all other orders, approvals and consents from the Bankruptcy Court required to transfer the Facilities or (ii) an order in form substantially similar to the Confirmation Order approving the transactions described herein, which order will not have been stayed, modified, reversed or amended in any manner adverse to the Diversicare Parties, and all other orders, approvals and consents from the Bankruptcy Court required to consummate the transactions described herein.
          (c) Deleted.
          (d) Cure Amount Order. The Bankruptcy Court shall have entered a final order setting forth the cure amounts for each Assumed Contract (the “Cure Amount Order”).
          (e) Other Documents. The SMS Parties will have executed and delivered to the Diversicare Parties such other documents, bills of sale, assignments and other instruments of transfer or conveyance as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to the Diversicare Parties or as reasonably requested by the Diversicare Parties.
          (f) Change of Ownership Approval. The appropriate state agency or agencies will have accepted for interim approval the New Operators’ change of ownership application for the operation of the Facilities as skilled nursing facilities.
          (g) Material Adverse Change. No material adverse change shall have occurred with respect to the Facilities, taken as a whole, their financial condition or the Acquired Assets, between the date of this Agreement and the Closing Date.
     2.5 Conditions to the SMS Parties’ Obligations to Close. The obligations of the SMS Parties hereunder are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, compliance with which, or the occurrence of which, may be waived, in writing, in whole or in part by the SMS Parties.
          (a) Representations, Warranties and Covenants.
               (i) Continued Accuracy of Representations and Warranties. All representations and warranties of the Diversicare Parties contained in this Agreement will be true in all respects as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

               (ii) Performance of Agreements. The Diversicare Parties will have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date, including payment of the Purchase Price.
          (b) Confirmation Order. The Bankruptcy Court will have entered (i) the Confirmation Order, which will not have been stayed, modified, reversed or amended in any manner adverse to the Diversicare Parties, and all other orders, approvals and consents from the Bankruptcy Court required to transfer the Acquired Assets or (ii) an order in form substantially similar to the Confirmation Order reasonably satisfactory to the Diversicare Parties approving the transactions described herein, which order will not have been stayed, modified, reversed or amended in any manner adverse to the Diversicare Parties, and all other orders, approvals and consents from the Bankruptcy Court required to consummate the transactions described herein.
          (c) Post Confirmation Credit Facility. The parties will have executed and delivered all documents necessary to consummate the Post Confirmation Credit Facility.
SECTION 3
TRANSFER OF OPERATIONS
     3.1 Effectiveness of Transfer; Cooperation.
          (a) The transfer of (i) operations of each Facility from the applicable Transferor to the applicable New Operator, (ii) the assignment of the Omega Lease from SMS North Texas to Diversicare Texas and (iii) the assignment of the Subleases from each Transferor to the corresponding New Operator shall become effective as 12:01 a.m. local time on the Transfer Date.
          (b) The parties hereto agree to cooperate with each other to effect an orderly transfer of the operations of each Facility. Following the execution hereof, each Transferor shall, at the applicable New Operator’s sole expense, use commercially reasonable efforts to cooperate with such New Operator to furnish all requested documentation and to execute all documents and consents reasonably necessary for such New Operator to obtain any required licenses, agreements, certificates and consents, necessary to operate the Facility not already in possession of such New Operator, from third parties and government program agencies. Each New Operator shall promptly apply for issuance of all such required licenses and shall complete all change of ownership applications for its Transferor’s existing Medicare provider numbers and agreements and apply for the New Operator’s own Medicaid provider numbers and agreements.
     3.2 Resident Funds; Advance Payments.
          (a) Prior to Closing, and subject to adjustment by Transferors and New Operators within thirty (30) days following the Transfer Date, each Transferor will provide its New Operator with an accounting of all funds belonging to Residents (defined below) at its Facility that are held by such Transferor in a custodial capacity and an accounting of all advance payments received by each of them pertaining to Residents at such Facility. Such accounting will set forth the names of the Residents for whom such funds are held and the amounts held on behalf of each Resident, and shall be true, correct and complete as of the Transfer Date. In this Agreement, “Residents” shall mean all residents of any Facility pursuant to agreements and arrangements with the applicable Transferor entered into in the ordinary course of such Transferor’s business.
          (b) On the Closing Date, each Transferor shall transfer such funds to a bank account designated by its New Operator, and such New Operator shall promptly acknowledge the receipt thereof and upon such transfer shall assume all of Transferor’s financial and custodial obligations with respect to such amounts deposited. As of the date of receipt of such funds, each Transferor is relieved of all fiduciary and custodial obligations with respect to such funds actually transferred to its New Operator and such New Operator shall assume all such obligations and be directly accountable to the Residents with respect to all transferred funds.
          (c) With respect to such trust accounts for Residents, upon its receipt thereof, each New Operator shall assume custody of such accounts and agrees to treat such accounts in the fiduciary capacity required by law. Each New Operator agrees to indemnify and hold its Transferor harmless from all liabilities, claims, and demands that may be asserted against such Transferor in connection with all amounts received by such New Operator pursuant to this Section 3.2 and New Operator’s treatment of such amounts following the Closing Date (collectively, the “Assumed Obligations”).
          (d) Notwithstanding the above, the New Operators will not assume liability for amounts due to Residents of any Facility on or before the Transfer Date who are listed (whether by individual Resident name or in another manner) as creditors in the Transferor’s bankruptcy case, to the extent a Resident’s claim is listed as a liability of the Transferor’s bankruptcy case. At the Closing, Transferor shall provide New Operator with a list of all such Residents and amounts as of the Transfer Date.
     3.3 Final Cost Reports. Each Transferor shall prepare and file with the appropriate governmental authorities a final cost reports for its Facility (and any other cost reports for periods ending on or before the Transfer Date that are not yet filed) within the time frame required by law. Each such cost report shall be prepared in accordance with all applicable laws and regulations. Each New Operator shall cooperate with the appropriate Transferor, the Plan Agent and their respective agents, representatives and advisors, in filing such final cost reports and any appeals related thereto and shall make any information related to such matters in its possession available to such Transferor or the Plan Agent.
     3.4 Employees.
          (a) Each Transferor shall terminate the employment of all of its Employees effective as of the Transfer Date and, except as set forth in Section 3.4(b) below, shall pay all wages and benefits due as of the Transfer Date to all of the Employees in accordance with Transferor’s standard policies and applicable laws to the extent permitted by the Bankruptcy Court. Following the Transfer Date, Transferors shall have no liability or obligation to continue any benefits provided to Employees prior to the date thereof under any employee benefit program offered by any SMS Party, except to the extent required by applicable law and ordered by the Bankruptcy Court.

          (b) Each Transferor will provide its New Operator with a list of Facility Employees at least five (5) business days prior to the Closing Date (“Transferor’s Employees”). The New Operator shall rehire, or cause to be rehired, at least the minimum number of such Transferor’s Employees necessary to avoid creating any obligation under the WARN Act (defined in Section 3.4(c) below) on the part of the Transferor; provided, that the SMS Parties shall provide to the Diversicare Parties a complete list of all Employees terminated in the ninety (90) day period ending on the Closing Date. The New Operators shall provide the Transferors at least two (2) business days prior to the Closing Date with a list of Employees to whom they do not intend to offer employment. Those Employees employed by a New Operator or its designee shall be referred to as the “Retained Employees.” Nothing herein is otherwise intended to limit or restrict changes in services or positions of any Retained Employees after the Transfer Date so long as such changes are made in compliance with the WARN Act. As to the Retained Employees only, New Operators or their designees shall assume, and be obligated to pay when due, any and all earned or accrued paid time off earned prior to the Transfer Date as provided in Section 1.1(b)(iv). To the extent any Transferor’s Employee is not a Retained Employee as of the Transfer Date, the Transferors shall retain any liability for, and be obligated to pay any and all earned or accrued vacation and other paid time off to such Transferor’s Employee, subject to applicable limits under the Bankruptcy Code.
          (c) New Operator and Transferor acknowledge and agree that the provisions of Section 3.4(b) are designed, in part, to ensure that Transferor is not required to give notice to Employees of the Facility of the “closure” thereof under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other comparable state law. Nothing in this Section 3.4(c) shall, however, create any rights in favor of any person not a party hereto, including but not limited to the Transferor’s Employees of the Facility, or constitute an employment agreement or condition of employment for any of Transferor’s Employees, regardless of that person’s status upon or after the Transfer Date.
     3.5 Accounts Receivable. At Closing, each Transferor shall give the appropriate New Operator control over its depository accounts where payments are received with respect to its accounts receivable for the purpose of administering the terms of this Section 3.5. Each New Operator is hereby authorized to receive and has the right to collect all receivables arising from services rendered at its Facility on and after the Transfer Date. In connection with such collections, each New Operator shall endorse and deposit the same into New Operator bank account for the Facility under the name and control of New Operator (a “New Operator Account”). As soon as practicable after the Transfer Date, each New Operator shall (to the extent permitted by law) instruct account debtors of its Facility to make payment directly into the New Operator Account for that Facility. Any payments received by any Transferor or New Operator after the Transfer Date with respect to a Facility from third party payors, such as the Medicare program, the Medicaid program, the Veteran’s Administration, or managed care companies or health maintenance organizations or from or on behalf of private pay patients, shall be handled as follows:
          (a) if such payments either specifically indicate on the accompanying remittance advice, or if the parties reasonably agree, that they relate to the period prior to the Transfer Date, then (A) in the event that such payments are received by a New Operator, the New Operator shall promptly deposit such payments for the benefit of the appropriate Transferor by wiring said amounts in accordance with the wire transfer instructions provided by Transferor (“Transferor Account”) (but in any event, not later than ten (10) business days following the receipt of such payment, and until so deposited, shall be held in trust for the benefit of Transferor) and (B) in the event that such payments are received by a Transferor, such Transferor shall retain the payments;
          (b) if such payments specifically indicate on the accompanying remittance advice, or if the parties reasonably agree that they relate to the period after the Transfer Date, then (A) in the event that such payments are received by a New Operator, such New Operator shall deposit the payments in its New Operator Account and (B) in the event that such payments are received by a Transferor, such Transferor shall promptly forward such payments to the New Operator Account (but in any event, not later than ten (10) business days following the receipt of such payment, and until so forwarded, shall be held in trust for the benefit of New Operator);
          (c) if such payments indicate on the accompanying remittance advice, or if the parties reasonably agree, that they relate to periods both prior to and after the Transfer Date, the New Operator shall retain the portion thereof which relates to the period on and after the Transfer Date and the balance shall be promptly deposited into Transferor Account (within ten (10) business days following the receipt of such payment) and such Transferor shall promptly following receipt by the Transferor of any payments related to periods both prior to and after the Transfer Date (within ten (10) business days following the receipt of such funds) forward to the appropriate New Operator Account the amount of such payment relating to the period on and after the Transfer Date; and
          (d) for private pay patients, if the accompanying remittance advice does not indicate the period to which payment relates or if there is no accompanying remittance advice and if the parties do not agree as to how to apply such payment, then 100% of such amounts collected shall be applied to current services provided at the Facility. For all other payment sources, if the accompanying remittance advice does not indicate the period to which a payment relates or if there is no accompanying remittance advice and if the parties do not otherwise agree as to how to apply such payment, then 100% of such amount collected within the first 30 days after the Transfer Date from an account that is not identifiable, using best efforts, shall be deemed to have been collected in respect of an account receivable that was due to a Transferor in respect of services provided prior to the Transfer Date (and such Transferor shall be permitted to retain such proceeds, without limitation). If any amount shall be collected after the 30th day after the Transfer Date from an account that is not identifiable, using best efforts, as being in payment of a post-Transfer Date receivable, then 100% of such amount shall be deemed to have been collected as a New Operator’s accounts receivable (and such New Operator shall be permitted to retain such proceeds, without limitation).
To the extent either party receives any proceeds from the accounts receivable of the other party, the parties acknowledge that the party receiving the payment belonging to the other party shall hold the payment in trust. Except as specifically provided in this Agreement, neither party shall have any right to offset or recoupment with respect to such accounts receivable, and any party erroneously receiving a payment belonging to the other party shall have no right, title or interest whatsoever in the payment and shall remit the same to the other as provided herein.

Notwithstanding any provision of this Agreement to the contrary, so long as any amounts remain outstanding under the Post Confirmation Credit Facility, then any amounts determined to relate to the period prior to the Transfer Date shall be applied to repayment of the Post Confirmation Credit Facility, in accordance with the terms thereof.
     3.6 Payment of Operating Costs, Prorations and Deposits. Each New Operator shall be responsible for, and shall pay on a timely basis, any claims or charges which are due to third parties arising from the use, operation or control of its Facility from and after the Transfer Date. Revenues and expenses for the billing period in which this Agreement is executed, including rent prepaid under Omega Lease, shall be prorated between the applicable SMS Parties and Diversicare Parties as of the Transfer Date. All such prorations shall be made on the basis of actual days elapsed in the relevant accounting or revenue period and shall be based on the most recent information available to the SMS Parties and Diversicare Parties. Utility charges that are not metered and read on the Transfer Date shall be estimated based on prior charges, and shall be re-prorated upon receipt of statements therefor. In general, such prorations shall be made so as to reimburse the SMS Parties for actual prepaid expense items, and to charge the SMS Parties for prepaid revenue items, to the extent that the same are attributable to periods after the Transfer Date.
     3.7 Treatment of Prorations. The accounts of all SMS Parties and Diversicare Parties created pursuant to the prorations provided for in the preceding Section 3.6 shall be netted against each other. Any net positive balance remaining for utility charges and prepaid expenses shall be transmitted by the Diversicare Parties to the SMS Parties, as appropriate, in immediately available funds and any negative balance shall be transmitted by the SMS Parties to the Diversicare Parties, as appropriate, in immediately available funds.
     3.8 Future Settlement. All amounts owing from a Diversicare Party to an SMS Party, excluding amounts in respect of Section 3.5 hereof, that require adjustment after the date of the Closing Statement, including without limitation, re-prorations according to Section 3.6 hereof, shall be settled three (3) months after the Transfer Date. Any adjustments owed by any SMS Party to any Diversicare Party, may be offset against any sums owed to that SMS Party or any other SMS Party by any Diversicare Party under Section 3.5. Any adjustment owed by any Diversicare Party to any SMS party may be offset against any sums owed to that Diversicare Party or any other Diversicare Party by any SMS Party under Section 3.5. In case of any such offset, the offsetting party shall provide promptly to the other party reasonable information and documentation to support the offset. If, thereafter, an SMS Party determines that any further adjustment is to be made, the SMS Party shall submit a statement to the Diversicare Party setting forth any and all such items and the calculation of the amounts due hereunder. Such statement shall be submitted with appropriate backup materials. For such amounts owed by a Diversicare Party to an SMS Party, a Diversicare Party shall have thirty (30) days from the date of receipt of such statement to tender payment to the SMS Party or to question or dispute in writing any item thereon. Any disputes regarding future settlement that cannot be resolved between the SMS Parties and the Diversicare Parties shall be resolved by the Bankruptcy Court.
     3.9 Medicare; Medicaid; Veterans Administration. Each Transferor and New Operator understand that reimbursements from Medicare, Medicaid, and other third party payors for items/services provided/rendered after the Transfer Date may continue to be issued to

Transferors for a period of time. The amounts included in any such Medicare, Medicaid, or Veterans Administration checks received by a New Operator or Transferor shall be treated as accounts receivable in accordance with Section 3.5 of this Agreement. Pursuant to Section 3.5 above, the new Operators shall have control over the Transferors’ depository accounts in order to administer the terms of Section 3.5 with respect to such collections. In the event that a new Operator collects any such reimbursement, the New Operator shall immediately notify Transferor, in the manner set out in the “Notices” portion of this Agreement, of the receipt of any reimbursements owed to Transferor, and of the receipt of any correspondence or other notice from the Texas Department of Aging and Disability Services, from the Texas Health and Human Services Commission, from the Centers for Medicare & Medicaid Services, including but not limited to any intermediary thereof (“CMS”), from Medicaid, Medicare, the Veterans Administration, or any other third party payor, of any dispute regarding, intent to recoup, or intent to pay additional amounts for services provided by Transferor prior to the Transfer Date, and shall fully cooperate with Transferor to defend against any action that attempts to recoup payments or require payments from the Transferor.
     3.10 Transfer of Records; Access To Policy and Procedures Manuals. Each SMS Party shall transfer to its corresponding Diversicare Party, in the same condition as currently maintained, the Books and Records; provided, however, that (a) each SMS Party shall be entitled to keep such copies of all the foregoing as it deems necessary; (b) the Diversicare Parties shall have no claim or right of indemnity against the SMS Parties arising from the condition or quality of the records so transferred, including claims based on their completeness or accuracy; and (c) the SMS Parties shall be under no duty to update or service the hardware, software or data base contained in computers, if any, remaining on the premises.
     3.11 Deposits. All deposits, if any, held by a utility or other party to an executory contract shall remain the property of the applicable SMS Party, and the applicable Diversicare Party shall be required to post its own replacement deposits on the Transfer Date or promptly thereafter, as required by the corresponding utilities or contract counterparties.
     3.12 Compliance with Laws. The parties shall comply in all material respects with all applicable laws, and with all applicable rules and regulations of all governmental authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
     3.13 Residents; Resident Records. On and after the Transfer Date, each New Operator shall be solely responsible for caring for the Residents of its Facility. Each New Operator shall preserve the existence and maintain the confidentiality of the Resident records transferred to each New Operator pursuant to this Agreement in accordance with federal and state law.
     3.14 Accounts Payable. Each New Operator shall establish its own accounts and agrees to pay for supplies and other goods or equipment ordered and received at its Facility on and subsequent to the Transfer Date in order to maintain services to its Residents.
     3.15 Access to Resident Records. Subsequent to the Transfer Date, upon reasonable advance notice and during normal business hours, the Diversicare Parties shall allow the SMS Parties and their respective agents and representatives, at the SMS Parties’ sole cost and expense, to have reasonable access to (upon reasonable prior written notice and in compliance with applicable law), and to make copies of, the Books and Records, to the extent reasonably necessary to enable the SMS Parties to investigate and defend malpractice, employee or other claims, to file or defend cost reports and tax returns, to verify accounts receivable collections due to any SMS Party, or for such other reasonable and lawful purposes as identified by an SMS Party or the Plan Agent. Each Diversicare Party will maintain the Books and Records to the extent required by law, but in no event less than seven (7) years with respect to Resident records and no less than six (6) years with respect to other records.
     3.16 Regulatory Inspections; Surveys; Licensure Costs. Each New Operator shall be solely responsible for and shall bear all costs and expenses incurred in connection with any requirements of regulatory inspections or surveys conducted after the Transfer Date and implementing any plans of correction relating to matters first identified on such post-Transfer Date surveys or inspections. In addition, New Operator shall be responsible for all costs and expenses incurred in connection with its acquisition of the Licenses. These include, but are not limited to, changes, if any, required to bring any Facility into compliance with any Life Safety Code applicable to such Facility. Transferors represent and warrant that, to the best of their knowledge, all current outstanding survey deficiencies, including any Life Safety Code deficiencies are set forth on the Facilities’ most recent Medicare/Medicaid surveys, true and correct copies of which have been provided to the DMS Parties.
     3.17 Remittances, Mail and Other Communications. All remittances, mail and other communications relating to the Excluded Assets or Liabilities received by a Diversicare Party at any time after the Transfer Date shall be promptly turned over to the applicable SMS Party. All remittances, mail and other communications relating to the operations of any Facility following the Transfer Date received by an SMS Party or its affiliates at any time after the Transfer Date shall be promptly turned over to the applicable Diversicare Party.
     3.18 Admission Agreements. Each Transferor hereby assigns to New Operator, and New Operator hereby accepts assignment of all Admission Agreements pertaining to Residents (the “Admission Agreements”), provided that each Transferor shall retain such rights in the Admission Agreements as are necessary for such Transferor to collect and enforce each Transferor’s Accounts Receivable.
     3.19 Confidentiality and HIPAA Compliance. The parties to this Agreement acknowledge and agree that the definition of “health care operations” set forth in Section 164.501 of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) permits the parties to use and disclose individually identifiable Resident and Employee health information in order to assure a smooth transition of Facility operations. The parties agree to comply with, and to cause their respective employees, subcontractors and agents to comply with, applicable state and federal laws and regulations relating to the security, protection and privacy of individually identifiable health care information, including, without limitation, the regulations promulgated pursuant to HIPAA, and any amendments to those regulations that may occur from time to time. Each New Operator agrees that its employees, subcontractors, and agents shall maintain the confidentiality of Resident and Employee records and medical information, in accordance with applicable state and federal laws, rules and regulations. Each New Operator and its employees, subcontractors, or agents agree not to disclose protected health information to any third party except where permitted or required by law or where the Resident or Employee expressly approves such disclosure in writing.
SECTION 4
CLOSING AND TRANSFER DATES
     4.1 Closing Date. The “Closing Date” shall be the date on which transactions contemplated in this Agreement shall be consummated (the “Closing”), and all documents necessary in connection therewith shall be executed and delivered.
     4.2 Transfer Date. The transfer of the operations of the Facility from each Transferor to New Operator shall be effective as of 12:01 a.m. local time on the day immediately following the Closing Date (the “Transfer Date”).
     4.3 Time and Place of Closing. The Closing Date shall occur simultaneously with the Effective Date of the Plan, but in no event later than Friday, August 10, 2007. The Closing shall take place at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 or at such other time and place as designated by the parties.
SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE DIVERSICARE PARTIES
     The Diversicare Parties hereby make the representations and warranties indicated below to the SMS Parties:
     5.1 Authority, Validity and Binding Effect. Each Diversicare Party will have as of the execution of this Agreement all necessary corporate or limited liability company power and authority to operate its Facility and to carry on its business as it is now being conducted. Each Diversicare Party has all necessary corporate or limited liability company power and authority, as the case may be, to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individuals executing this Agreement on each of their behalf to do so. This Agreement has been duly and validly executed and delivered by each Diversicare Party and is enforceable against it in accordance with its terms.
     5.2 No Defaults. The execution and delivery of this Agreement and any documents contemplated hereby by each Diversicare Party, and the performance of its obligations hereunder and thereunder, does not and will not:
          (a) conflict with or result in any material breach of the provisions of, or constitute a default under any Diversicare Party’s governing documents;
          (b) violate any material restriction to which a Diversicare Party is subject or, without the giving of notice, passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any material license, authorization or permit or other material agreement or instrument to which a Diversicare Party is a party which will not be satisfied or terminated prior to the date hereof as a result of the transactions contemplated by this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments that will result in the impairment of any Diversicare Party’s rights under such instruments (it is understood and agreed that in connection with this representation and warranty that New Operator will schedule any item covered by this representation and warranty if such item contains a restriction on transfer of the Facility); and
          (c) constitute a violation of any applicable material resolution, rule, regulation, law, statute or ordinance of any administrative agency or governmental authority, or of any judgment, decree, writ, injunction or order of any court to which any Diversicare Party is subject or by which its assets are bound, or any credit agreement or other financing arrangement to which any Diversicare Party, or any of their respective affiliates are a party.
     5.3 No Litigation. There are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or to the knowledge of any Diversicare Party, threatened against, any Diversicare Party relating to the transactions contemplated by this Agreement.
     5.4 Financial Capacity. Subject to Section 2.4(h), each Diversicare Party shall, at Closing, have the financial capacity to consummate the transactions contemplated herein on the Closing Date.
     5.5 Accuracy of Representations and Warranties. Each representation and warranty of the Diversicare Parties hereunder is true, complete and correct in all respects as of the date hereof.
SECTION 6
REPRESENTATIONS AND WARRANTIES OF THE SMS PARTIES
     Except as expressly provided herein, the Diversicare Parties hereby acknowledge and agree that the Diversicare Parties have conducted their own due diligence investigation of the Business and the Acquired Assets and that they will acquire the Acquired Assets “AS IS, WHERE IS”, except for representations and warranties contained herein. The Diversicare Parties will not have any recourse to any of the officers, managers, attorneys, or advisors of Transferors in the event any of the representations or warranties made herein, or deemed made herein, are inaccurate in any respect as at any time of expression thereof, except in the event such inaccuracy is the result of fraud or the intentional misrepresentation or omission of fact. The Diversicare Parties specifically acknowledge and agree that if any information provided in the Plan or Disclosure Statement is applicable to any Section hereof, then such information shall be deemed to have been provided to the Diversicare Parties with respect to all such Sections hereof. Subject to the foregoing, the SMS Parties hereby represent and warrant as follows to the Diversicare Parties:
     6.1 Authority, Validity and Binding Effect. Upon receipt of approval of the Bankruptcy Court, the SMS Parties have all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and all necessary action has been taken to authorize the individuals executing this Agreement to do so. This Agreement has been duly and validly executed and delivered by the SMS Parties and is enforceable against the SMS Parties in accordance with its terms.

     6.2 Accuracy of Representations and Warranties. Each representation and warranty of the SMS Parties hereunder is true to the knowledge of the SMS Parties, as of the date hereof.
     6.3 Contract Rights. To the knowledge of the SMS Parties, as of the date hereof, all executory contracts and unexpired leases of the SMS Parties with respect to the Business, Equipment, Inventory or any other aspect of the operations of the Facilities are listed on Exhibit A to the Cure Amounts Motion (as amended) or have been otherwise identified by the SMS Parties to the Diversicare Parties
     6.4 Survey Deficiencies. To the knowledge of the SMS Parties, as of the date hereof, the Diversicare Parties have been notified or otherwise provided information concerning all current, uncorrected survey deficiencies at the Facilities.
     6.5 As Is—Where Is. Except as set forth in this Section 6, the SMS Parties make no representation or warranty whatsoever, express or implied, including any implied warranty or representation as to condition, merchantability or suitability of any Acquired Asset, which survives Closing.
SECTION 7
TERMINATION
     7.1 Grounds for Termination. Notwithstanding any contrary provision contained herein, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by:
          (a) written agreement of the parties at any time before the Closing;
          (b) either the SMS Parties or the Diversicare Parties (a) if a bid other than the Diversicare Parties’ bid is approved by the Bankruptcy Court and subsequently consummated, (b) if any Facility is damaged or destroyed by reason of fire, casualty or any other cause whatsoever prior to the Closing and cannot be repaired or restored to its pre-casualty condition by the SMS Parties prior to the Closing for a cost not in excess of $100,000; or (c) a material portion of any Facility necessary for the operation of the corresponding Transferor’s Business becomes subject to a taking by virtue of eminent domain (or any action to so take is commenced);
          (c) either the SMS Parties or the Diversicare Parties, (a) at any time after August 9, 2007, if the Confirmation Order has not been entered by such date provided the SMS Parties will not have the right to terminate to the extent the SMS Parties have failed to diligently pursue the entry of the Confirmation Order), (b) immediately upon notice to the other party, if any law or regulation makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or consummating the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental authority having competent jurisdiction, or (c) at any time prior to the conclusion of the Auction, if the Diversicare Parties have not removed the condition set forth in Section 2.4(h);
          (d) the Diversicare Parties (a) at any time before the Closing, if any condition listed in Section 2.4 has become incapable of fulfillment or cure and has not been waived by the

Diversicare Parties, provided that the Diversicare Parties are not then in breach of this Agreement; (b) at any time after August 15, 2007, if the Closing fails to occur by such date, unless (i) the failure is due to the action or inaction of, or breach of this Agreement by, the Diversicare Parties or (ii) Omega consents to an extension of time pursuant to 11 U.S.C. § 365(d)(4)(B)(ii); provided such extension expires on or before September 15, 2007; or (c) if the Closing has not occurred as the result of the SMS Parties’ failure to consummate the transactions contemplated hereunder within five (5) days after the satisfaction of the conditions listed in Section 2.4, provided that the Diversicare Parties are not in breach hereunder and are ready to close; and
          (e) the SMS Parties (a) at any time before the Closing, if any condition listed in Section 2.5 have become incapable of fulfillment or cure and have not been waived by the SMS Parties, provided that the SMS Parties are not then in breach of this Agreement; (b) at any time after August 15, 2007, if the Closing fails to occur by such date, unless (i) the failure is due to the action or inaction of, or breach of this Agreement by, the SMS Parties or (ii) Omega consents to an extension of time pursuant to 11 U.S.C. § 365(d)(4)(B)(ii); provided such extension expires on or before September 15, 2007; or (c) if the Closing has not occurred as the result of the failure of the Diversicare Parties to consummate the transactions contemplated hereunder within five (5) days after the satisfaction of the conditions set forth in Section 2.5, so long as the SMS Parties are not in breach hereunder and are ready to close.
     7.2 Effect of Termination. If this Agreement is terminated under Section 7.1, the party terminating will promptly provide written notice thereof to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the parties to each other under this Agreement will terminate without further obligation or liability, except as provided in this Section 7.2. The Deposit shall be treated as follows:
          (a) If this Agreement is terminated under Section 7.1(a), the Deposit shall be disbursed as provided in the written agreement pursuant to which such termination is effected.
          (b) If this Agreement is terminated under Section 7.1(b), (c) or (d), the Deposit shall be disbursed to the Diversicare Parties.
          (c) If this Agreement is terminated under Section 7.1(e), the Deposit shall be disbursed to the SMS Parties.
          (d) Survival. Section 7.2 will survive termination of this Agreement.
     7.3 Effect of Casualty/Condemnation. If, at any time after the date of this Agreement and prior to Closing, (a) any Facility is destroyed or suffers any damage, whether by reason of fire, casualty or any other cause whatsoever, or (b) a material portion of any Facility necessary for the operation becomes subject to a taking by virtue of eminent domain (or any action to so take is commenced), and (c) this Agreement is not terminated by the Diversicare Parties or the SMS Parties pursuant to Section 7.1(b), then the Closing shall nevertheless occur on the scheduled date for Closing without adjustment to Purchase Price, except that:

          (a) In the event of an occurrence described in clause (a) above of Section 7.3 of less than $100,000, the SMS Parties shall, at their option and in their sole discretion, either (a) at the SMS Parties’ expense, repair or restore the Facilities to at least its condition as existed immediately prior to such occurrence or (b) afford the Diversicare Parties a credit against the Purchase Price in the amount equal to the amount determined as of the Closing Date reasonably necessary to effect such repair and restoration (provided that the SMS Parties shall in either event retain all rights to any insurance proceeds payable thereon). If the damage is greater than $100,000, then the Diversicare Parties, at their option shall cause the SMS Parties to either (x) at the SMS Parties’ expense, repair or restore any Facility to at least its condition as existed immediately prior to such occurrence or (y) afford the Diversicare Parties a credit against the Purchase Price in the amount equal to the amount determined as of the Closing Date reasonably necessary to effect such repair and restoration, to the extent the Diversicare Parties do not terminate the Agreement (provided that the SMS Parties shall in either event retain all rights to any insurance proceeds payable thereon); provided, that if the SMS Parties determine that they are unable to comply with such request because (a) they are not able to make arrangements with Omega acceptable to all parties allowing insurance proceeds to be used for such repair or restoration, and/or (b) the required Purchase Price reduction would not be permitted by the Plan or otherwise invalidate any approvals necessary for the consummation of the transactions contemplated by this Agreement, then either party may terminate this Agreement by written notice to the other.
          (b) In the event of an occurrence described in clause (b) of Section 7.3 and the parties do not elect to terminate, then, at Closing, the SMS Parties shall assign to the Diversicare Parties all of the SMS Parties’ right, title and interest in and to the condemnation award payable to the SMS Parties as a result of such taking, or, if such award is paid to the SMS Parties prior to Closing, the SMS Parties shall afford the Diversicare Parties a credit against the Purchase Price in the amount of such award so paid to the SMS Parties.
     7.4 Default. In the event the SMS Parties or the Diversicare Parties default in their respective obligations under this Agreement, the other parties will have remedies available at law or in equity.
SECTION 8
EXPIRATION OF REPRESENTATIONS AND WARRANTIES
     8.1 Expiration of Representations, Warranties and Covenants. The representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date; all liability of the parties hereto with respect to such representations, warranties and covenants shall thereupon be extinguished. Those covenants that contemplate actions to be taken or obligations in effect after the Closing or termination of this Agreement, as the case may be, shall survive in accordance with their terms and to the extent so contemplated. THE NEW OPERATORS ACKNOWLEDGE THAT THEY HAVE HAD SUFFICIENT OPPORTUNITY TO MAKE WHATEVER INVESTIGATION MAY BE NECESSARY AND ADVISABLE FOR PURPOSES OF DETERMINING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT.

SECTION 9
COVENANTS
     9.1 Access. Prior to the Closing, the SMS Parties will allow the Diversicare Parties and its agents to (A) have access to the Facilities and (B) conduct physical inspections, environmental and other assessments and deemed necessary by the Diversicare Parties or their lender. The SMS Parties will deliver such additional information relating to the Facilities that is in the possession of the SMS Parties as reasonably requested by the Diversicare Parties representatives. Prior to Closing, and for a reasonable period thereafter, the SMS Parties shall provide the Diversicare Parties with access to the SMS Parties’ electronic records and software for purposes of allowing the Diversicare Parties to transfer applicable information to its payroll software and American Health Tech system.
     9.2 Operation Prior to Closing. Subject to its obligations under the Bankruptcy Code, the SMS Parties agree, from the date hereof until the Closing, to maintain the Facilities in good repair consistent with their condition on the date of this Agreement (ordinary wear and tear and damage by casualty excepted) and operate them in the ordinary course. Between the date hereof and the Closing Date, the SMS Parties shall diligently pursue correction of all outstanding survey deficiencies pertaining to the operation of the Facilities.
     9.3 Notice of Breaches. Promptly after gaining knowledge thereof, the SMS Parties will notify the Diversicare Parties of any material breaches or violations by the SMS Parties, whether intentional or unintentional, of the representations, warranties, covenants or other terms, conditions or restrictions of this Agreement applicable to the SMS Parties.
     9.4 Bankruptcy Court Approvals.
          (a) Bankruptcy Court Confirmation Order. The SMS Parties and the Diversicare Parties shall have obtained final approval in the Bankruptcy Cases of the transactions contemplated by this Agreement. Without limiting the foregoing, the Bankruptcy Court shall have entered a final order or orders (the “Confirmation Order”) (i) approving the transactions described herein and authorizing the SMS Parties to sell the Acquired Assets (which comprise substantially all of the SMS Parties’ remaining assets) to the Diversicare Parties pursuant to this Agreement free and clear of any and all liens, claims, charges, encumbrances, mortgages, pledges, security interests and other interests (including any and all “claims and interests” in the Company Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than those expressly assumed by the Diversicare Parties in this Agreement, and otherwise free and clear of claims and liabilities; (ii) expressly providing that at Closing all of the SMS Parties’ right, title and interest in the Acquired Assets shall vest in the Diversicare Parties in accordance with this Agreement; (iii) expressly providing that all liens, claims, charges, encumbrances, mortgages, pledges, security interests and other interests (including any and all “claims and interests” in the Company Assets within the meaning of Section 363(f) of the Bankruptcy Code) existing as of the Closing shall be released from the Acquired Assets and attach to the proceeds of this transaction without recourse to the Diversicare Parties; (iv) authorizing SMS North Texas to assume and assign pursuant to Section 365 of the Bankruptcy Code, the Omega Lease and authorizing the SMS Parties to assume and assign the Assumed Contracts to the Diversicare Parties pursuant to this Agreement; (v) making a determination that the Diversicare Parties are good faith purchasers and sound business reasons exist for the transaction; (vi) expressly providing that, pursuant to Bankruptcy Rule of Procedure 3020(e), Section 363(m) of the Bankruptcy Code and other applicable authority, the Confirmation Order approving the consummation of this Agreement is not stayed for any period and that the reversal or modification on appeal of the Confirmation Order shall not affect the validity of the sale of the Acquired Assets or assignment of assumed leases to the Diversicare Parties pursuant to this Agreement, whether or not the Diversicare Parties knew of the pendency of the appeal, unless such authorization and sale are stayed pending appeal; (vii) finding that adequate and proper notice was given to all parties entitled to receive notice in connection with the transactions contemplated by this Agreement, including without limitation appropriate notice to all parties to executory contracts to be assumed and assigned to the Diversicare Parties pursuant to this Agreement; (viii) finding that the Diversicare Parties is not a successor in interest to any of the SMS Parties and shall not be liable for any liabilities, torts, of debts of the SMS Parties, other than the Assumed Liabilities under this Agreement; (ix) pursuant to 11 U.S.C. § 1146, the transaction shall be free and clear of any sales, use, value added, documentary, stamp, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees (including without limitation any goods and services tax) and (x) containing such other provisions as are reasonably requested by the Diversicare Parties.
          (b) Best Efforts. The SMS Parties shall have used their reasonable best efforts to obtain the Confirmation Order. The SMS Parties shall also have complied in all material respects with all requirements of the Bankruptcy Code, including without limitation appropriate notice to all parties entitled thereto, relating to obtaining the Confirmation Order and approval of the transactions contemplated by this Agreement.
     9.5 Expenses. Except as otherwise provided in this Agreement, each party will bear all of its own expenses incurred by it in connection with this Agreement and the transactions contemplated thereby, including legal, accounting, and investment advisor fees and travel expenses.
SECTION 10
MISCELLANEOUS
     10.1 Regulatory Filings. Simultaneously with the execution and delivery of this Agreement (but in no event later than July 20, 2007), New Operators shall deliver to Transferors any necessary filings or notices to be provided to the appropriate governmental entities in connection with the transactions contemplated herein, including any required notice associated with a proposed change of ownership (“CHOW Application”) of the Transferors. Upon the entry of the Confirmation Order approving New Operators as the “Purchaser,” such filings or notices, including all CHOW Applications, shall be delivered by Transferors to the appropriate governmental agency or agencies.
     10.2 Further Assurances. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein, contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder.

     10.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):
If to the SMS Parties, to:
Senior Management Services of North Texas, Inc.
c/o Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attn: Deirdre B. Ruckman/Notice Enclosed
Telephone No.: (214) 999-4250
Facsimile No.: (214) 999-3250
If to the Diversicare Parties:
c/o Advocat Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027-2926
Attn: William R. Council, President
Telephone No.: (615) 771-7575
Facsimile No.: (615) 771-7409
with a copy to:
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238
Attn: Glenn B. Rose
or to such other person or address as any party hereto shall furnish to the other parties hereto in writing pursuant to this Section 10.4.
     10.4 Entire Agreement; Amendment; Waiver. This Agreement, together with the other agreements referred to herein, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be modified or amended except in writing signed by the SMS Parties and the Diversicare Parties. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

     10.5 Assignment. Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by either party hereto without the express prior written consent of the other party hereto; provided, however, that if any Diversicare Party seeks to assign any or all of its rights and delegate any or all of its duties under this Agreement to any affiliate, such consent from the SMS Parties shall not be unreasonably withheld. In no event shall any such assignment relieve any Diversicare Party of its obligations under this Agreement. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective successors and permitted assigns.
     10.6 Joint Venture; Third Party Beneficiaries. Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement.
     10.7 Broker’s Fees. The SMS Parties have not engaged any agent, broker or similar entity to act on their behalf in connection with the transactions contemplated herein, and no SMS Party shall pay any fee to any agent, broker or similar entity in connection herewith.
     10.8 Representation By Counsel. The parties hereto acknowledge that they have been represented by independent legal counsel of their choosing throughout all of the negotiations which preceded the execution of this Agreement, and that each party has executed this Agreement with the consent and on the advice of such independent legal counsel. This Agreement is a negotiated document. As a result, any rule of construction providing for any ambiguity in the terms of this Agreement to be construed against the draftsperson of this Agreement shall be inapplicable to the interpretation of this Agreement.
     10.9 Captions. The section headings contained herein are for convenience only and shall not be considered or referred to in resolving questions of interpretation.
     10.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmittal, which for purposes of this Agreement shall be deemed to be an original signature) in one or more counterparts and all such counterparts taken together shall constitute a single original Agreement.
     10.11 Governing Law. This Agreement shall be governed by the laws of the State of Texas as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.
     10.12 Enforceability. Subject to approval by the Bankruptcy Court, this Agreement constitutes the valid and legally binding obligation of the Diversicare Parties and the SMS Parties, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principals and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.
     10.13 Jurisdiction. Each party hereto acknowledges the jurisdiction of the Bankruptcy Court, and consents to the jurisdiction of the courts of the State of Texas or, as applicable, if it can acquire jurisdiction, the United States District Court for the Northern District of Texas as to

claims arising under or brought in connection with this Agreement and the transactions contemplated herein.
     10.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[Signature Pages Follow]

Exhibit 10.1
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July ___, 2007 but to be effective as of the day and year first above written.
SMS PARTIES:

SENIOR MANAGEMENT SERVICES OF AMERICA II, INC.

		By: Name:	/s/ Louis E. Robichaux, IV Louis E. Robichaux, IV
		Title:	Chief Restructuring Officer

SENIOR MANAGEMENT SERVICES OR AMERICA NORTH TEXAS, INC.		SENIOR MANAGEMENT SERVICES OF HERITAGE OAKS AT BALLINGER, INC.

By: Name:	/s/ Louis E. Robichaux, IV Louis E. Robichaux, IV	By: Name:	/s/ Louis E. Robichaux, IV Louis E. Robichaux, IV
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

SENIOR MANAGEMENT SERVICES OF ESTATES AT FORT WORTH, INC.		SENIOR MANAGEMENT SERVICES OF KATY, INC.

By:	/s/ Louis E. Robichaux, IV	By:	/s/ Louis E. Robichaux, IV

Name:	Louis E. Robichaux, IV	Name:	Louis E. Robichaux, IV
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

SENIOR MANAGEMENT SERVICES OF HUMBLE, INC.		SENIOR MANAGEMENT SERVICES OF TREEMONT, INC.

By:	/s/ Louis E. Robichaux, IV	By:	/s/ Louis E. Robichaux, IV

Name:	Louis E. Robichaux, IV	Name:	Louis E. Robichaux, IV
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

SENIOR MANAGEMENT SERVICES OF DOCTORS AT DALLAS, INC.		SENIOR MANAGEMENT SERVICES OF NORMANDY AT SAN ANTONIO, INC.

By:	/s/ Louis E. Robichaux, IV	By:	/s/ Louis E. Robichaux, IV

Name:	Louis E. Robichaux, IV	Name:	Louis E. Robichaux, IV
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer
[ Signature Page to Operations Transfer Agreement ]

Exhibit 10.1
DIVERSICARE PARTIES:

DIVERSICARE TEXAS I, LLC

By:	/s/ William R. Council, III

Title:	President

DIVERSICARE BALLINGER, LLC DIVERSICARE DOCTORS, LLC DIVERSICARE ESTATES, LLC DIVERSICARE HUMBLE, LLC DIVERSICARE KATY, LLC DIVERSICARE NORMANDY TERRACE, LLC DIVERSICARE TREEMONT, LLC

BY:	DIVERSICARE TEXAS I, LLC the sole member

	By:	/s/ William R. Council, III

	Title:	President
[Signature Page to Operations Transfer Agreement]

Exhibit 10.1
     The undersigned joins in the execution of this Agreement for the purpose of agreeing to transfer to the Diversicare Parties any interest it may have in the vehicles listed in Schedule 1.3(b).

SERENITY MANAGEMENT SERVICES, INC.

By: Name:	/s/ Louis E. Robichaux, IV Louis E. Robichaux, IV
Title:	Chief Restructuring Officer
[Signature Page to Operations Transfer Agreement]

Exhibit 10.1
LIST OF SCHEDULES

Schedule 1.1(b)(iv)	PTO for Retained Employees
Schedule 1.1(b)(v)	Cure Amounts
Schedule 1.3(a)	Equipment
Schedule 1.3(b)	Vehicles and Pay-off Amounts
Schedule 1.3(f)	Assumed Contracts and Cure Costs